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                              MEDIAONE GROUP, INC.
                   RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                  QUARTER ENDED                                 YEAR ENDED
                                             ------------------------  -------------------------------------------------------------
                                              03/31/98     03/31/97    12/31/97    12/31/96     12/31/95     12/31/94     12/31/93
                                             -----------  -----------  ---------  -----------  -----------  -----------  -----------
Income (loss) from continuing operations...   $    (328)   $    (270)  $  (1,207)  $    (537)   $     (94)   $      69    $    (217)
Interest expense (net of amounts
  capitalized).............................         150          174         678         164           98           61           24
Interest factor on rentals (1/3)...........           4            5          14          12           12           17           14
Equity losses in unconsolidated ventures
  (less than 50% owned)....................          75          105         690         168           66       --           --
Guaranteed minority interest expense.......          22           22          87          55           14       --           --
                                                  -----        -----   ---------       -----        -----        -----        -----
Earnings (loss)............................   $     (77)   $      36   $     262   $    (138)   $      96    $     147    $    (179)
                                                  -----        -----   ---------       -----        -----        -----        -----
                                                  -----        -----   ---------       -----        -----        -----        -----

Interest expense...........................   $     160    $     178   $     714   $     202    $     131    $      68    $      24
Interest factor on rentals (1/3)...........           4            5          14          12           12           17           14
Guaranteed minority interest expense.......          22           22          87          55           14       --           --
                                                  -----        -----   ---------       -----        -----        -----        -----
Fixed charges..............................   $     186    $     205   $     815   $     269    $     157    $      85    $      38
                                                  -----        -----   ---------       -----        -----        -----        -----
                                                  -----        -----   ---------       -----        -----        -----        -----

Ratio of earnings to fixed charges.........      --           --          --          --           --             1.73       --

Deficiency.................................   $     263    $     169   $     553   $     407    $      61    $  --        $     217
                                                  -----        -----   ---------       -----        -----        -----        -----
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